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                                                                     EXHIBIT 4.2

                           AMENDMENT NUMBER ONE TO THE
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                         OF WATER PIK TECHNOLOGIES, INC.


                                    RECITALS

WHEREAS, Water Pik Technologies, Inc. ("Employer") has adopted an executive deferred compensation plan for the benefit of its executive employees;

WHEREAS, effective July 1, 2001, the plan was amended and restated by adoption of the CORPORATEplan for Retirement Select Plan Document (eff. date 04/11/94), as sponsored by Fidelity Management & Research Company; and

WHEREAS, the Employer wishes to amend said amended and restated plan, the Employer hereby adopts the following amendments, effective July 1, 2001:


                                   AMENDMENTS

Add to the adoption agreement a new section, 1.05 (c), BASIC CONTRIBUTION as follows:

      1.05 (c) BASIC CONTRIBUTION. A Basic Contribution is defined as 4.5% of eligible compensation to be credited to the Account maintained on behalf of each Employee, subject to limitations as set forth in the Plan; a discretionary employer contribution may be credited to the Account maintained on behalf of each Employee.

Section 3.01 DATE OF PARTICIPATION is amended by substituting the following paragraph:

      3.01     DATE OF PARTICIPATION. An eligible Employee (as set forth in
               Section 1.03 (a)) will become a Participant in the Plan on the first Entry Date after which he becomes an eligible Employee if he has filed an election pursuant to Section 4.01. If the eligible Employee does not file an election pursuant to Section
               4.01 prior to his first Entry Date, then the eligible Employee will become a Participant in the Plan as of the first day of a Plan Year for which he has filed an election, or the Company deems him to be a participant in the Plan for the purpose of receiving Basic Contributions equal to 4.5% of the amount of compensation which exceeds the Section 401 (a)(17) limit.

Section 4.01 DEFERRAL CONTRIBUTIONS is amended by substituting the following paragraph:



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        4.01   DEFERRAL CONTRIBUTIONS. Each Participant may elect to execute a salary reduction agreement with the Employer to reduce his Compensation by a specified percentage not exceeding the percentage set forth in Section 1.05 (a) and equal to a whole number multiple of one (1) percent. Such agreement may be made as to salary deferrals separate from bonus deferrals. Such agreement shall become effective on the first day of the period as set forth in the Participant's election. The election will be effective to defer Compensation relating to all services performed in a Plan Year subsequent to the filing of such an election. An election once made will remain in effect until a new election is made. A new election will be effective as of the first day of the following Plan Year and will apply only to Compensation payable with respect to the services rendered after such date. Amounts credited to a Participant's account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election. The Employer shall credit an amount to the account maintained on behalf of the Participant corresponding to the amount of said reduction. Under no circumstances may a salary reduction agreement be adopted retroactively. A Participant may not revoke a salary reduction agreement for a Plan Year during that year.

Section 4.03 TIME OF MAKING EMPLOYER CONTRIBUTIONS is amended by substituting the following paragraph:

        4.03 BASIC AND DISCRETIONARY CONTRIBUTIONS. If so provided by the Employer in Section 1.05 (c), the Employer shall make a basic contribution and a discretionary contribution, to be credited to the Account maintained on behalf of each Employee who would have had, but for the limitation in Section 417 (a)17 of the IRS Code, basic and discretionary contributions credited to the Water Pik Technologies, Inc. Retirement Plan.

Section 4.04 TIME OF MAKING EMPLOYER CONTRIBUTIONS is amended by adding the following paragraph:

        4.04 TIME OF MAKING EMPLOYER CONTRIBUTIONS. The Employer will from time to time make a transfer of assets to the Trustee for each Plan Year. The Employer shall provide the Trustee with information on the amount to be credited to the separate Account of each Participant maintained under the Trust.

Section 5.01 INDIVIDUAL ACCOUNTS is amended by substituting the following paragraph:

               5.01 INDIVIDUAL ACCOUNTS. The Administrator will establish and maintain an Account for each Participant which will reflect an Employee Deferral Contribution lump sum, an Employee Deferral Contribution installment, an Employer basic, matching and discretionary lump sum, and an Employer basic, matching and discretionary installment, credited to the Account on behalf of the Participant, and earnings, expenses, gains and losses credited thereto, and deemed investments



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                made with amounts in the Participant's Account. The
                Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least once each Plan Year.


IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed effective as of the 1st day of July, 2001.

                                  EMPLOYER: WATER PIK TECHNOLOGIES, INC.


                                       BY: /s/ Theresa Hope-Reese
                                           -------------------------------------
                                           Theresa Hope-Reese
                                           Vice President -- Human Resources